SECURITIES AND EXCHANGE COMMISSION


                             Washington, D. C. 20549




                                    FORM 8-K




                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):        March 29, 1996



                     UNITED CAROLINA BANCSHARES CORPORATION
             (Exact name of registrant as specified in its charter)



      NORTH CAROLINA                    05583                   56-0954530
(State or other jurisdiction         (Commission              (IRS Employer
of incorporation)                    File Number)          Identification No.)



127 West Webster Street, Whiteville, North Carolina              28472
  (Address of principal executive offices)                     (Zip Code)



Registrant's telephone number, including area code (910) 642-5131

                    INFORMATION TO BE INCLUDED IN THE REPORT


Item 5.  Other Events

On March 29, 1996, registrant and its wholly owned subsidiary, United Carolina Bank ("UCB"), and Triad Bank ("Triad"), headquartered in Greensboro, N.C., completed the merger of Triad into UCB pursuant to the parties' agreement and plan of reorganization and merger executed on October 19, 1995. Registrant issued 1,595,125 shares of its common stock, and paid $16,538 in cash in lieu of issuing fractional shares of its common stock, in exchange for Triad's 1,868,278 shares of common stock outstanding on March 29, 1996. Registrant also assumed the obligation to issue an additional 127,164 shares of its common stock in connection with 148,873 vested option shares of Triad common stock which were outstanding as of March 29, 1996, under Triad option plans assumed by UCB in the merger transaction. On March 29, 1996, Triad, which operated eleven branch full service banking offices in Greensboro (8), Winston-Salem (2), and Asheboro (1), and two limited service branches in Heritage Greens and Abbotswood, N.C., reported $207.4 million in total assets and $188.1 million in total deposits. Including the Triad offices, registrant operates 152 branch offices in North and South Carolina and has total consolidated assets of approximately $4.2 billion.


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 15, 1996

                                     UNITED CAROLINA BANCSHARES CORPORATION



                                by s/Howard V. Hudson, Jr.
                                     Howard V. Hudson, Jr.
                                     General Counsel and Secretary

                                  Page 2 of 2